Exhibit 99.1

March 31, 2006

                   Management Report on Internal Control Over
           Processing and Reporting Relating to Securitized Automobile
                             Financing Receivables

Management of Chase Bank USA, National Association, as servicer of Chase Auto Owner Trusts, is responsible for establishing and maintaining effective internal control over processing and reporting relating to securitized automobile financing receivables, which is designed to provide reasonable assurance regarding the proper processing and reporting relating to securitized automobile financing receivables.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to processing and reporting relating to securitized automobile financing receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of Chase Bank USA, National Association, as servicer of Chase Auto Owner Trusts, assessed its internal control over processing and reporting relating to securitized automobile financing receivables for the 12 months ended December 31, 2005 in relation to the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, Chase Bank USA, National Association, as servicer of Chase Auto Owner Trusts, maintained effective internal control over processing and reporting relating to securitized automobile financing receivables for the 12 months ended December 31, 2005, based on the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ Keith Schuck
------------------------------
Keith Schuck President
Chase Bank USA, National Association